CERTIFICATION

WHEREAS, on November 9, 2006, MetLife Investors Insurance Company of California and its separate accounts were merged into the Company; and

WHEREAS, as a result of this merger, MetLife Investors Variable Annuity Account Five and MetLife Investors Variable Life Account Five became separate accounts of the Company; and

WHEREAS, the subaccounts of these separate accounts are substantially similar to the subaccounts of the Company’s MetLife Investors Variable Annuity Account One and MetLife Investors Variable Life Account One, respectively; and

WHEREAS, substantial savings in cost and expense can be achieved by the Company through the consolidation of the above described separate accounts with no detriment to contractholders.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby approves the consolidation of: (i) the MetLife Investors Variable Annuity Account Five with and into the MetLife Investors Variable Annuity Account One, and (ii) the MetLife Investors Variable Life Account Five with and into MetLife Investors Variable Life Account One;

RESOLVED FURTHER, that each of the subaccounts and related assets of MetLife Investors Variable Annuity Account Five shall be transferred into and continue in MetLife Investors Variable Annuity Account One, and each of the subaccounts and related assets of MetLife Investors Variable Life Account Five shall be transferred into and continue in MetLife Investors Variable Life Account One;

RESOLVED FURTHER, that the officers of the Company, and each of them, are authorized to take such actions and execute and file such documents, instruments, applications and orders as are necessary or appropriate to carry out these resolutions, including, without limitation, any actions necessary to (i) file for and obtain specific exemptive relief from the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended; (ii) to prepare and file with the SEC new registration statements and amendments thereto or amendments to existing registration statements; and (iii) to file for and obtain any consents or other approvals of state insurance or corporate regulatory agencies; and

RESOLVED FURTHER, that, subject to regulatory approvals, the consolidations of the separate accounts shall take place on November 9, 2009, or on such other date as shall be determined by an executive officer of the Company, which determination shall be conclusively evidenced by the date of the consolidations.

I, Jonnie L. Crawford, hereby certify that I am the duly qualified and acting Assistant Secretary of MetLife Investors Insurance Company, a duly organized and existing Missouri corporation. The foregoing is a true copy of resolutions adopted by the Executive Committee of the Board of Directors of such corporation by written consent on June 29, 2009, and entered in the Minute Book of the corporation.

Dated: July 1, 2009

/s/ Jonnie L. Crawford
Jonnie L. Crawford